As filed with the Securities and Exchange Commission on January 29, 1998.

                           Registration No. 333-13881
                           --------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             Registration Statement
                                      Under
                           The Securities Act of 1933


                      AMERICAN SPORTS HISTORY INCORPORATED
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)

         Nevada                                           87-0485307
------------------------                       ---------------------------------
(State of Incorporation)                       (IRS Employer Identification No.)

                  18-I Heritage Drive  Chatham, New Jersey 07928
                  ----------------------------------------------
                    (Address of principal executive offices)



                     Employees, Officers and Consultants and
                     Advisors Agreements/Compensation Plans



                               VINCENT M. NERLINO
                             Chief Executive Officer
                               18-1 Heritage Drive
                            Chatham, New Jersey 07928
                                 (973) 635-0665
            (Name, address and telephone number of agent for service)


                                    Copy to:

                            William B. Barnett, Esq.
                        Law Offices of William B. Barnett
                       15233 Ventura Boulevard, Suite 1110
                         Sherman Oaks, California 91403
                                 (818) 789-2688





Total sequentially numbered pages in this document:  14

                         CALCULATION OF REGISTRATION FEE
                         -------------------------------

                                   Proposed     Proposed      Amount
Title of                           Maximum      Maximum       of
Securities          Amount         Offering     Aggregate     Regis-
to be               to be          Price Per    Offering      tration
Registered          Registered     Share (1)    Price         Fee
--------------      ----------     ---------    ---------     ----------
Common Stock,
$.001
 par value          3,000,000       $0.05        $150,000      $45.00



(1) Estimated for the sole purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended.

                                Explanatory Note
                                ----------------

         This Registration Statement on Form S-8 relates to the registration of 3,000,000 shares of the Company's Common Stock to be issued from time to time to employees and officers and/or consultants or advisors of the Company not relating to services in connection with the offer or sale of securities in a capital-raising transaction.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan of Information

         The document(s) containing the information specified in Items 1 and 2 of Part I of Form S-8 will be sent or given to plan participants as specified in Rule 428(b)(1) and, in accordance with the instructions to Part I, are not filed with the Commission as part of this Registration Statement.

Item 2.  Registrant Information and Employee Plan Annual Information

         The  Company  will  furnish  without  charge  to each  person to whom a
Section 10(a) Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated herein by reference in Item 3 of part II of this registration statement. Requests should be addressed to: Vincent M. Nerlino, President, American Sports History Incorporated, 18-1 Heritage Drive, Chatham, New Jersey 07928, telephone no.
(973) 635-0665.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         Incorporation by reference in this registration statement are the following documents and information previously filed with the Securities and Exchange Commission (the "Commission"):

1. American Sports History Incorporated's (the "Company") Annual Report on Form 10-KSB for the year ended December 31, 1996 and the Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (File No. 0-19227).

2. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement except as so modified or replaced.

Item 4.  Description of Securities.

         The Company's authorized capital stock consists of 25,000,000 shares of common stock with $.001 par value of which 2,770,826 shares were issued and outstanding as of September 30, 1997.

Item 5.  Interests of Named Experts and Counsel.

         The legality of the shares of common stock to be issued pursuant to this registration will be passed upon by the Law Offices of William B. Barnett, Sherman Oaks, California. A total of approximately 1,000 shares of common stock (less than .001%) of the total issued and outstanding shares of common stock) are beneficially owned by William B. Barnett, a principal of the firm. In addition, Mr. Barnett will receive an additional 200,000 shares under this registration statement.

Item 6.  Indemnification of Directors and Officers.

         Section 78.751 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

         A corporation may also indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         The certificate or articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this Section do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

         In addition, a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.


Item 7.  Exemption from Registration Claimed.

         The common stock to be reoffered under this registration statement has been issued in exchange for certain bona fide services rendered by the selling shareholders. These services did not involve the offer or sale of securities in a capital raising transaction.

         The issuance of the common stock to the selling shareholder did not involve the public offering of securities and has been made in reliance upon
Section 4(2) of the Securities Act and/or such other rule or regulation promulgated under the Securities Act.


Item 8(a) Exhibits.

Exhibit
  No.                 Description
-------               -----------
  3.1
 to 3.3               Articles of Incorporation of the
                      Company and Amendments thereto
                      incorporated by reference to
                      Exhibits 3.1 to 3.3 to the Company's
                      Form 10-KSB filed on September 9,
                      1996 (File No. 33-55254-46).

 3.4                 Bylaws of the Company incorporated
                     by reference to Exhibit 3.4 to the
                     Company's Form 10-KSB filed on
                     September 9, 1996 (File No. 33-
                     55254-46).

 5.1                 Opinion of Law Offices of
                     William B. Barnett, counsel
                     to Company.

24.1                 Consent  of Law  Offices of
                     William   B.   Barnett   is
                     contained in Exhibit 5.1.

24.2                 Consent of Michelle M. Gelinas,
                     C.P.A.


Item 9.  Undertakings

    (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include (i) any prospectus required by Section 10(a)(3) of the Securities Act, and to include
(ii) any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         PROVIDED, HOWEVER, that paragraph (1) does not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by that paragraph is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bond fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by any director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chatham, New Jersey on January 28, 1998.

                                        AMERICAN SPORTS HISTORY INCORPORATED

                                        By: /s/ Vincent M. Nerlino
                                        --------------------------
                                        Vincent M. Nerlino
                                        President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

      Signature                           Title                      Date
---------------------            -----------------------       ----------------

/s/ Vincent M. Nerlino           President, Chief Execu-        January 28, 1998
----------------------           tive Officer, Chief
Vincent M. Nerlino               Financial Officer,
                                 Secretary and Director

                                  EXHIBIT INDEX


Exhibit
  No.                                 Description                      Page
-------                    -----------------------------------      ----------
 3.1
to 3.3                     Articles of Incorporation of the
                           Company and Amendments thereto
                           incorporated by reference to
                           Exhibits 3.1 to 3.3 to the Company's
                           Form 10-KSB filed on September 9,
                           1996 (File No. 33-55254-46).                 NA

 3.4                       Bylaws of the Company incorporated
                           by reference to Exhibit 3.4 to the
                           Company's Form 10-KSB filed on
                           September 9, 1996 (File No. 33-
                           55254-46).                                   NA

 5.1                       Opinion of Law Offices of William B.
                           Barnett, Counsel to Company.                 12

24.1                       Consent  of Law  Offices  of  William B.
                           Barnett is contained in Exhibit 5.1.         12

24.2                       Consent of Michelle M. Gelinas,
                           C.P.A.                                       14

                                   EXHIBIT 5.1




                                                          January 28, 1998



American Sports History Incorporated
18-I Heritage Drive
Chatham, NJ 07928

Re:  Registration State on Form S-8

Gentlemen:

At your request, we have examined the form of the Registration Statement on Form S-8 relating to Consulting Agreements to be filed with the Securities and Exchange Commission on or about January 29, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of three million shares of the Common Stock, $.0001 par value (the "Stock"), which may be granted under consulting and/or advisor agreements with future consultants and/or advisors for services rendered to American Sports History Incorporated (the "Company") not in connection, directly or indirectly, in any capital-raising transaction.

In rendering the following opinion, we have examined and relied only upon the documents and certificates of officers and directors of the Company as are specifically described below. In our examination, we have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies. Our examination was limited to the following documents and no others:

         1. Articles of Incorporation of the Company, as amended to date.

         2.       By-Laws of the Company, as amended to date.

         3. Resolutions adopted by the Board of Directors of the Company authorizing the issuance of 3,000,000 shares of the Stock in the future to consultants and/or advisors for services rendered in non-capital raising activities and transactions.

American Sports History Incorporated
January 28, 1998
Page 2


         4.       The Form S-8 Registration Statement.

We have not undertaken, and do not intend to undertake, any independent investigation beyond such documents and records, or to verify the adequacy or accuracy of such documents and records.

Based on the foregoing, it is our opinion that Stock to be issued, subject to effectiveness of the Registration Statement and compliance with applicable blue sky laws, when issued upon the completion of services rendered to the Company, will be duly and validly authorized, fully-paid and non-assessable.

We express no opinion as to compliance with the securities or "blue sky" laws of any state in which the Stock is proposed to be offered and sold or as to the effect, if any, which noncompliance with such laws might have on the validity of issuance of the Stock.

We hereby consent to the filing of this opinion as an exhibit to any filing made with the Securities and Exchange Commission or under any state or other jurisdictions' securities act for purposes of registering, qualifying or establishing eligibility for an exemption from registration or qualification of the Stock in connection with the offering described in the Registration Statement. Other than as provided in the preceding sentence, this opinion (i) is addressed solely to you; (ii) may not be relied upon by any other party; (iii) covers only matters of Nevada and Federal law, and nothing in this pinion shall be deemed to apply any pinion related to the laws of any other jurisdiction;
(iv) may not be quoted or reproduced or delivered by you to any other person; and (v) may not be relied upon for any other purpose whatsoever. Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above.

By giving you this opinion and consent, we do not admit that we are an expert with respect to any part of the Registration Statement or Prospectus within the meaning of the term "expert" as used in Section 11 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

The information set forth herein is as of the date of this letter. We disclaim any undertaking to advise you of changes which may be brought to our attention after the effective date of the Registration Statement.

                                           Very truly yours,



                                           LAW OFFICES OF WILLIAM B. BARNETT

                                  EXHIBIT 24.2


                   (LETTERHEAD OF MICHELLE M. GELINAS, C.P.A.)





                         Consent of Independent Auditor

         I  consent  to the  incorporation  by  reference  in  the  Registration
Statement (Form S-8) pertaining to the American Sports History Incorporated Consultant Agreements of my report dated December 4, 1997, with respect to the consolidated financial statements of American Sports History Incorporated included in its Annual Report (Form 10-KSB) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.




                                            Michelle M. Gelinas, C.P.A.


Chatham, New Jersey
January 28, 1998